Exhibit 10.1

August 7, 2020

Gregory Bylsma

Dear Greg,

First, I want to thank you for your long and valued service to Herman Miller Inc. (“HMI” or the “Company”) and your willingness to work through such an important transition.

We have defined a package that enables you to transition from your current role to retirement, as you have requested, and at the same time transfer your critical knowledge and complete important work on our behalf. The provisions of our agreement (“Agreement”) are as follows:

A. Compensation and Term of Employment
1.You will transition from your current position on September 5, 2020 and assume the role of Strategic Advisor – North America Contract and Operations, as described further below. This new role will be for a one- year term (“Initial Term”) that will end on September 4, 2021 (“Termination Date”). On or before June 6, 2021 (90 days before the Termination Date), we will mutually determine if the Agreement will be extended for a term (“Extended Term”). The Services to be provided during the Extended Term may be in a similar or reduced capacity.
2.Your compensation beginning September 5, 2020 will be $200,000.00 for the Initial Term of this Agreement, payable bi-weekly, less applicable federal, state and local taxes, social security payments or other taxes or payments. Except as provided below, you will be eligible to receive all of the benefits available to a full time HMI employee.
3.You will not be eligible to participate in the Long-Term Incentive Plan, the Executive Cash Bonus or other bonus programs.
4.During the Initial Term, outstanding Long-Term Incentive Grants will continue to vest as provided in your respective award agreements.
5.You agree to continue to comply with the “Agreement regarding Special Terms of Your Employment” (hereinafter “the Special Terms”) signed February 24, 2017, which will remain in full force and effect throughout the initial Term and any Extended Term.

6.The Company is also giving you notice that effective September 4, 2021, it will terminate the Management Continuity Agreement dated February 17, 2020 between you and the Company pursuant to Section 1 of the Management Continuity Agreement.

B. Responsibilities and Reporting Relationship
1.You will report to the Herman Miller Inc. President and Chief Executive Officer. You will continue to provide services in a manner consistent with applicable Company policies and in a professional manner consistent with your performance before retirement.
2.Your responsibilities will include support of the Services (as defined below) in coordination with the identified HM leaders.

3.We will mutually agree upon how you will allocate your time to deliver the Services, subject to the general understanding that you will work approximately five days per calendar month.
4.While business travel is not currently contemplated, if such travel is required, we will reimburse for travel and out of pocket expenses incurred in connection with providing the Services (as defined below). You will obtain prior approval for those expenses and submit evidence of such expenses to the Company.
5.Services to be provided by you during the Initial Term include (“Services”):
a.Engage with key customers at the request of or with prior approval by the President & CEO;
b.Provide consulting and advisory support to NAC Brand Leaders (Nemschoff, Geiger and Maharam) on at least a quarterly basis with the President of North America Contract (or more frequently as agreed with the President and CEO);
c.Review monthly results and forecast process with President of North America Contract for up to 6 months (or longer as requested by the President and CEO);
d.Assist with specific distribution projects at the request of the President and CEO;
e.Due diligence or M&A-related support at the request of the President and CEO;
f.Review of and strategic input on Operations strategy or specific customer projects at the request of the President and CEO;
g.Consulting with the Chief Digital Officer in support of digital roadmap implementation; and
h.Assisting with strategic direction on the alignment of incentives across multiple channels.
6.This arrangement does not change our basic employment relationship as being employment "at will." In the event of termination of this relationship by HMI before the end of the Initial Term except for death, disability, major misconduct or your failure to comply with the Special Terms, you will be entitled to receive the balance of your cash compensation under this agreement in the form of salary continuation for the remainder of the Initial Term. You will not be entitled to salary continuation and this Agreement shall terminate if you terminate the relationship or fail to comply with the Special Terms.

If this arrangement is acceptable to you please sign a copy of this Agreement and return it to me no later than August 10, 2021.

Again, thank you for your dedication and your willingness to make this commitment.

Sincerely,

Andi Owen
President and CEO

I agree with and accept the terms described above.

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Greg Bylsma                        Date